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CONSOLIDATED STATEMENTS OF CASH FLOWS               U S WEST, Inc.
(UNAUDITED)
                                                   Six Months Ended
                                                       June 30,
In millions                                         1998     1997
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

OPERATING ACTIVITIES
 Net income                                       $   761  $   836
 Adjustments to net income:
  Depreciation and amortization                     1,067    1,075
  Gains on sales of rural telephone exchanges           -      (47)
  Deferred income taxes and amortization
   of investment tax credits                           89      (10)
 Changes in operating assets and liabilities:
  Accounts receivable                                  11       22
  Inventories, supplies and other current assets      (88)     (62)
  Accounts payable and accrued liabilities            (76)     259
 Other - net                                           88       95
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Cash provided by operating activities               1,852    2,168
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INVESTING ACTIVITIES
 Expenditures for property, plant and equipment    (1,283)    (849)
 Payment to MediaOne Group for the directory
   business (Dex)                                  (3,829)       -
 Proceeds from disposals of property, plant
   and equipment                                       34        4
 Purchase of PCS licenses                             (18)       -
 Proceeds from sales of rural telephone exchanges       -       28
 Other                                                (34)       -
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Cash (used for) investing activities               (5,130)    (817)
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FINANCING ACTIVITIES
 Net proceeds from (repayments of) short-term debt  2,060     (669)
 Net (repayments of) proceeds from issuance
   of Old U S WEST debt                              (198)      11
 Proceeds from issuance of long-term debt           3,066        -
 Repayments of long-term debt                         (83)     (86)
 Proceeds from issuance of common stock                23       38
 Dividends paid on common stock                      (519)    (475)
 Dividends paid to Old U S WEST                      (183)    (161)
 Dividend paid to MediaOne Group                     (139)       -
 Purchases of treasury stock                          (46)       -
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Cash provided by (used for) financing activities    3,981   (1,342)
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CASH AND CASH EQUIVALENTS
 Increase                                             703        9
 Beginning balance                                     27       80
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Ending balance                                    $   730  $    89
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